Bonanza Goldfields, Inc. BLM and Patented Mining Claims


DCM 6
Ext.
DCM 12
DCM 12
Ext.
DCM 18
DCM 24
1000'

The Bonanza Goldfields, Inc. BLM Mining Claims are outlined in red and labeled DCM 1-12, DCM 6 Ext. and DCM 12 Ext, and Hawk 1-4. Patented mining claims are outlined in blue. The Bonanza Goldfields patented claims are the Hull, Lincoln, Granite Reef, Granite Reef Extension, Prescott, State, Dakota, and Planet Mier.

February 28, 2013